Exhibit 15.1

Akis Bagimsiz Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. Yapi Kredi Plaza C Blok Kat 17 Büyükdere Caddesi Levent 34330 Istanbul	Telephone Fax Internet	+90 (212) 317 74 00 +90 (212) 317 73 00 www.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Turkcell Iletisim Hizmetleri A.S.:

We consent to the incorporation by reference in the registration statement (No. 333-138528) on Form F-3 of Turkcell Iletisim Hizmetleri A.S. of our reports dated April 26, 2010, with respect to the consolidated statements of financial position of Turkcell Iletisim Hizmetleri A.S. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated income statements, consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Turkcell Iletisim Hizmetleri A.S.

/s/ Akis Bagimsiz Denetim ve Serbest

Muhasebeci Mali Müsavirlik A.S.

April 26, 2010

Istanbul, Turkey

Akis Bagimsiz Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.,

a Turkish corporation and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity